SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12b-25

                                                          Commission File Number
                                                                     ----------
                          NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K [ ] Form 11-K [ ] Form 20-F [X] Form 10-Q
[ ] Form N-SAR

For Period Ended:  September 30, 1995
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[ ]  Transition  Report  on Form  10-K [ ]  Transition  Report  on Form 10-Q [ ]
Transition Report on Form 20-F [ ] Transition Report on Form N-SAR [ ] Transition Report on Form 11-K

For the Transition Period Ended:
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READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE
PRINT OR TYPE.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify Item(s) to which the notification relates:

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                         PART I. REGISTRANT INFORMATION

Full name of registrant    Eagle Pacific Industries, Inc.
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Former name if applicable  Black Hawk Holdings, Inc.
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Address of principal executive office (Street and Number)
  333 South Seventh Street, 2430 Metropolitan Centre
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City, State and Zip Code   Minneapolis, MN 55402
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                        PART II. RULE 12b-25(b) and (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ XX ] (b) The  subject annual report,  semi-annual report,   transition  report
     on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III. NARRATIVE

         State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N- SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant recently acquired a material business. It has taken longer than anticipated to consolidate the accounting functions which caused this delay.

                           PART IV. OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification
   Gregory G. Freitag                                   (612) 347-7153
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(Name)                                           ((Area Code) Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                 [ ] Yes  [X] No
         Form 8-K dated December 17, 1995, amended January 18, 1995

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [X] Yes  [ ] No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                   * * * * *

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                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  11/15/95                          By /s/ William H. Spell
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                                                        Name:  William H. Spell
                                                       Title:  President